Exhibit 99.1

Transmeridian Exploration Announces

Retirement of Director

Houston, Texas (PRIME NEWSWIRE) March 23, 2007—Transmeridian Exploration Incorporated (AMEX: TMY) today announced that Dr. Fernando J. Zuñiga y Rivero, a member of the company’s board of directors, has informed the nominating and governance committee that he will retire from the board effective as of the 2007 annual meeting of stockholders and will not stand for re-election as a director. Dr. Zuñiga y Rivero has been a director of the company since April 2005.

“We would like to thank Fernando for his support and continuous effort to make Transmeridian Exploration a better company,” said Lorrie T. Olivier, President, Chief Executive Officer and Chairman of the Board. “We are sorry to see him leave the board and wish him all the best in his retirement.”

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The Company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com